FOR IMMEDIATE RELEASE

Cidara Provides Corporate Update and Reports
First Quarter 2018 Financial Results

SAN DIEGO, May 10, 2018 - Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months ended March 31, 2018 and provided an update on its corporate activities and product pipeline.

“The first quarter of 2018 marked a significant step forward for Cidara. We reported positive topline results from our STRIVE Phase 2 clinical trial, and continued outreach to the medical and scientific communities with important rezafungin data,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “These data position us to advance rezafungin into Phase 3 pivotal trials in the treatment of candidemia and invasive candidiasis and prophylaxis of invasive fungal infections.”

First Quarter 2018 and Subsequent Highlights

•
Reported positive topline results from STRIVE Phase 2 clinical trial of rezafungin: In March 2018, the company reported positive topline results from the global, randomized Phase 2 STRIVE clinical trial of its lead antifungal candidate rezafungin acetate. STRIVE met all of its primary objectives, as once-weekly intravenous dosing of rezafungin was observed to be generally well tolerated and safe in patients with candidemia and/or invasive candidiasis. The data also showed evidence of the efficacy of rezafungin, which was defined in the trial by clearance of Candida from the blood or other normally sterile sites, resolution of signs related to the infection, investigator assessment of clinical response and overall survival.

•
NIH grant for Cloudbreak development: In May 2018, the company announced that it and Rutgers University had been awarded a $5.5 million partnership grant from the U.S. National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH), an agency of the United States Department of Health and Human Services. The grant will fund the continued research and development of Cidara’s innovative Cloudbreak™ antibody-drug conjugate (ADC) platform to identify novel immunotherapy agents for the treatment and prevention of serious and life-threatening multi-drug resistant (MDR) Gram-negative bacterial infections in high-risk patient populations.

First Quarter 2018 Financial Results

•	Cash, cash equivalents and short-term investments totaled $67.0 million as of March 31, 2018, compared with $75.3 million as of December 31, 2017.

•	As of April 30, 2018, Cidara had 21,391,057 common shares outstanding.

•
Research and development expenses were $13.2 million for the three months ended March 31, 2018, compared to $10.2 million for the same period in 2017. The increase was primarily attributable to clinical development activities for rezafungin.

•
General and administrative expenses were $3.6 million for the three months ended March 31, 2018, compared to $3.2 million for the same period in 2017. The increase was primarily due to higher personnel-related costs to support the growth of operating activities.

•	Net loss for the three months ended March 31, 2018 was $16.7 million, compared to a net loss of $13.4 million for the first quarter of 2017.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, rezafungin acetate, formerly known as CD101 IV, through clinical trials. Rezafungin has improved pharmacokinetics compared to existing echinocandins and the potential for expanded utility across patient settings. It is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. The company’s Phase 2 STRIVE clinical trial of rezafungin met its primary safety and efficacy objectives, and Cidara plans to initiate Phase 3 pivotal trials in the treatment of candidemia and invasive candidiasis and the prophylaxis of invasive fungal infections in patients undergoing allogeneic bone marrow transplantation. Cidara also is leveraging its novel Cloudbreak™ platform to develop antibody-drug conjugates for the treatment of multi-drug resistant Gram-negative bacterial infections. Cloudbreak is the first immunotherapy discovery platform designed specifically to create compounds that directly kill pathogens and also direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, the effectiveness, safety, and other attributes of rezafungin and other potential product candidates, including the potential for these compounds to successfully treat or prevent infections, including those caused by resistant pathogens, and augment treatment and prophylaxis strategies in the future, and the potential for rezafungin to have advantages over the current standard of care in the treatment or prevention of invasive fungal infections, as well as statements regarding the commencement of Phase 3 clinical studies of rezafungin and the timing of such studies. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and short-term investments	$66,983	$75,314
Other current assets	2,007	2,356
Non-current assets	1,257	1,365
Total assets	$70,247	$79,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$19,328	$19,291
Stockholders' equity	50,919	59,744
Total liabilities and stockholders' equity	$70,247	$79,035
Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
(In thousands, except share and per share data)	2018	2017
Operating expenses:
Research and development	$13,199	$10,243
General and administrative	3,611	3,155
Total operating expenses	16,810	13,398
Loss from operations	(16,810)	(13,398)
Other income (expense):
Interest income (expense), net	61	—
Total other income (expense)	61	—
Net loss	$(16,749)	$(13,398)
Basic and diluted net loss per share	$(0.80)	$(0.80)
Shares used to compute basic and diluted net loss per share	20,894,353	16,795,366

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
Robert.Uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
(615) 414-8668
ChristyCurran@sambrown.com

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